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                                                   EXHIBIT 10.11
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                                                                   EXHIBIT 10.11

                           CONNER PERIPHERALS, INC.

                          CHANGE OF CONTROL AGREEMENT



  This Change of Control Agreement (the "Agreement") is made and entered into by and between ____________________ (the "Employee") and Conner Peripherals, Inc., a Delaware corporation (the "Company"), effective as of October 18, 1994.

                                R E C I T A L S

  A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control.
The Board of Directors of the Company (the "Board") recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

  B. The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

  C. The Board believes that it is imperative to provide the Employee with certain benefits upon a Change of Control which provides the Employee with enhanced financial security and provides incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

  D. Certain capitalized terms used in the Agreement are defined in Section 4 below.

  The parties hereto agree as follows:

  1. TERM OF AGREEMENT. This Agreement shall terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

  2. AT-WILL EMPLOYMENT. The Company and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law. If the Employee's employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company's established employee plans and practices or pursuant to other agreements with the Company.
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  3. CHANGE OF CONTROL BENEFITS.

     (a) Change of Control. Employee shall be entitled to receive from the Company Severance Benefits as provided in this Section 3 if there is a Change of Control that occurs while Employee is employed by the Company, regardless of whether Employee's employment relationship with the Company continues following such Change of Control.

     (b) Change of Control Payment. In the event of a Change of Control that occurs while Employee is employed by the Company, Employee shall receive from the Company a cash payment in an amount equal to two hundred percent (200%) of the Employee's Annual Compensation.

     (c) Continued Employee Benefits. In the event of a Change of Control that occurs while Employee is employed by the Company, Employee shall receive one hundred percent (100%) Company-paid health, dental and life insurance coverage at the same level of coverage as was provided to such employee immediately prior to the Change of Control (the "Company-Paid Coverage"), without regard to whether the Employee continues in the employ of the Company. If such coverage included the Employee's dependents immediately prior to the Change of Control, such dependents shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (i) two years from the date of the Change of Control, or (ii) the date that the Employee and his dependents become covered under another employer's group health, dental or life insurance plans that provide Employee and his dependents with comparable benefits and levels of coverage. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 ("Cobra"), the date of the "qualifying event" for Employee and his dependents shall be the date upon which the Company-Paid Coverage terminates.

     (d) Option and Restricted Stock Accelerated Vesting. In the event of a Change of Control that occurs while Employee is employed by the Company, the unvested portion of any stock option or restricted stock held by the Employee shall automatically be accelerated in full so as to become completely vested; provided, however, that if such vesting acceleration would cause a contemplated Change of Control transaction that was intended to be accounted for as a "pooling-of-interests" transaction to become ineligible for such accounting treatment under generally accepted accounting principles, as determined by the Company's independent public accountants (the "Accountants") prior to the Change of Control, Employee's stock options and restricted stock shall not have their vesting so accelerated.

     (e) Extension of Post-Termination Exercise Period of Nonstatutory Stock Options. In the event of a Change of Control that occurs while Employee is employed by the Company, the nonstatutory stock options held by Employee shall thereafter be exercisable for a period of three months following Employee's termination of employment or consulting relationship with the Company.

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     (f) Golden Parachute Excise Tax Gross-Up.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee constitute "Parachute Payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and will be subject to the excise tax imposed by Section 4999 of the Code, then the Employee shall receive (i) a payment from the Company sufficient to pay such excise tax, and
(ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income taxes arising from the payments made by the Company to Employee pursuant to this sentence. Unless the Company and the Employee otherwise agree in writing, the determination of Employee's excise tax liability and the amount required to be paid under this Section 3 shall be made in writing by the Accountants. In the event that the excise tax incurred by Employee is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Accountants, the Company and Employee agree to promptly make such additional payment, including interest and any tax penalties, to the other party as the Accountants reasonably determine is appropriate to ensure that the net economic effect to Employee under this Section 3(f), on an after-tax basis, is as if the Code Section 4999 excise tax did not apply to Employee. For purposes of making the calculations required by this Section 3(f), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a "substantial authority" tax reporting position. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 3(f).

     (g) Timing of Severance Payments. The severance payments and initial gross-up payment to which Employee is entitled hereunder shall be paid by the Company to the Employee (or to the Employee's successors in interest, pursuant to Section 6(b)) in cash and in full, not later than thirty (30) calendar days following the date of the Change of Control.

  4. ATTORNEY FEES, COSTS AND EXPENSES. The Company shall promptly reimburse Employee, on a monthly basis, for the reasonable attorney fees, costs and expenses incurred by the Employee in connection with any action brought by Employee to enforce his rights hereunder. In the event Employee is not the prevailing party, determined without regard to whether or not the action results in a final judgment, Employee shall repay such reimbursements.

  5. DEFINITION OF TERMS. The following terms referred to in this Agreement shall have the following meanings:

     (a) Annual Compensation.  "Annual Compensation" means an amount equal to
(i) Employee's Company salary for the twelve months preceding the Change of Control, and (ii) Employee's maximum target bonus for the year in which the Change of Control occurs.

     (b) Change of Control. "Change of Control" means the occurrence of any of the following events:

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          (i)  Any "Person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "Beneficial Owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or

         (ii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

        (iii) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

  6. SUCCESSORS.

     (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

     (b) Employee's Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

  7. NOTICE. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be

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addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

  8. MISCELLANEOUS PROVISIONS.

     (a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

     (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

     (c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

     (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California as applied to agreements entered into and performed within California solely by residents of that state.

     (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

     (f) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

     (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.


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     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date set forth above.


COMPANY                                      CONNER PERIPHERALS, INC.


                                             ___________________________________


                                             Signature


                                             ___________________________________
                                             Please print name


                                             ______________________
                                             Please print title


EMPLOYEE                                     ___________________________________




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